DREYFUS INSTITUTIONAL RESERVES FUNDS

Certificate of Amendment

The undersigned, Vice President of Dreyfus Institutional Reserves Funds (the "Trust"), a trust with transferrable shares of the type commonly called a Massachusetts business trust, does hereby certify to the Secretary of the Commonwealth of Massachusetts that, pursuant to the Trust's Agreement and Declaration of Trust dated January 10, 2008 (the "Declaration of Trust"), and by the affirmative vote of a majority of the Trustees of the Trust at a meeting duly called and held on April 30, 2015, the Declaration of Trust is amended to provide that the names of the following series of the Trust are changed as follows:

Old Name of Series	New Name of Series

Dreyfus Institutional Reserves Money Fund	Dreyfus Institutional Preferred Government Money Market Fund
Dreyfus Institutional Reserves Treasury Fund	Dreyfus Institutional Treasury and Agency Cash Advantage Fund
Dreyfus Institutional Reserves Treasury Prime Fund	Dreyfus Institutional Treasury Prime Cash Advantage Fund

/s/ John B. Hammalian___________

John B. Hammalian, Vice President

Dated:  August 7, 2015

STATE OF NEW YORK      )

                                                :  ss.:

COUNTY OF NEW YORK  )

On this 7th day of August, 2015, before me personally came John B. Hammalian, to me known, and known to me to be the person described in and who executed the foregoing instrument, and who duly acknowledged to me that he had executed the same.

/s/ Concetta Curatolo

Notary Public